Exhibit 99.1

WESTMORELAND COAL COMPANY 9540 South Maroon Circle, Suite 200 Englewood, Colorado 80112 (855) 922-6463 Telephone
NEWS RELEASE
Westmoreland Announces Closing of Exchange Offer for 10.75% Senior Secured Notes due 2018

Englewood, CO - September 29, 2014 - Westmoreland Coal Company (NasdaqGM:WLB) today announced that it has closed its offer to exchange up to $424 million of its 10.75% Senior Secured Notes due 2018 that have been registered under the Securities Act of 1933, as amended (the “Exchange Notes”), for up to $424 million of its outstanding 10.75% Senior Secured Notes due 2018 that were issued in a private placement on April 28, 2014 (the “Original Notes”).

The exchange offer expired at 5:00 p.m., New York City time, on September 26, 2015. $424.0 million aggregate principal amount of the Original Notes were validly tendered in exchange for an equal amount of Exchange Notes.

This press release is not an offer to buy or sell or the solicitation of an offer to buy or sell any of the securities described herein, nor shall there be any offer, solicitation or sale of such securities in any jurisdiction in which such offer, solicitation or sale would be unlawful. A registration statement on Form S-4 relating to the exchange offer was declared effective by the Securities and Exchange Commission on August 27, 2014. The exchange offer was made only pursuant to the exchange offer documents that were distributed to holders of the Original Notes, including the prospectus dated August 29, 2014 and the related letter of transmittal.

About Westmoreland Coal Company

Westmoreland Coal Company is the oldest independent coal company in the United States. Our coal operations include sub-bituminous and lignite coal mining in the Western United States and Canada. Its power operations include ownership of the two-unit ROVA coal-fired power plant in North Carolina.

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Contact: Kevin Paprzycki (855) 922-6463